GrowGeneration Announces Hiring of Clifton Tomasini as VP of Operations

DENVER – (BUSINESS WIRE) – GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), the largest chain of specialty hydroponic and organic garden centers in the United States, today announced the hiring of Clifton Tomasini as Vice President of Operations. Mr. Tomasini will be responsible for overseeing all operations and driving profitability across the organization by ensuring collaboration, accountability, and most importantly, customer satisfaction. Mr. Tomasini began his career in the hydroponics industry in 2011 building, Quest one of the industry’s signature HVAC-D, from the ground floor. Prior to building Quest, he led Supply Chain Operations for Therma-Stor LLC in Madison, WI for nearly a decade. Mr. Tomasini is also an innovator, holding multiple product patents in the horticulture and hydroponics market. He will report directly to Michael Salaman, Co-Founder and President of GrowGen.

Darren Lampert, Co-Founder and Chief Executive Officer of GrowGen, said, “We are excited to announce Clif Tomasini as our Vice President of Operations. Clif has spent many years in the hydroponics industry and understands the intricacies and complexities of the various markets we serve. He has a strong hydroponics and operations-based background that will greatly benefit the entire GrowGeneration organization”.

Clifton Tomasini, Vice President of Operations, said, “I am thrilled to join the GrowGeneration family, a Company with deep roots and a market leading position in the hydroponics industry. I believe the future of the hydroponics space is to feed the world with locally grown, nutritious produce and the team at GrowGen is helping to enable this vision by offering high-quality grow products together with extensive expertise for both commercial and home-grow customers.”

About GrowGeneration Corp.
GrowGen owns and operates specialty retail hydroponic and organic gardening centers. Currently, GrowGen has 60 stores across 16 states, which include 21 locations in California, 7 locations in Michigan, 6 locations in Colorado, 5 locations in Maine, 5 locations in Oklahoma, 4 locations in Oregon, 3 locations in Washington, 1 location in Arizona, 1 location in Florida, 1 location in Massachusetts, 1 location in Mississippi, 1 location in Missouri, 1 location in New Jersey, 1 location in New Mexico, 1 location in Rhode Island, and 1 location in Virginia.

GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Investor Contact

ICR, Inc. GrowGenIR@icrinc.com